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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




Date of Report (Date of earliest event reported): March 2, 2000



                           Xechem International, Inc.
                  ------------------------------------------
             (Exact name of registrant as specified in its charter)



        Delaware                  0-23788               22-3284803
       ----------                 -------               ----------
(State of incorporation)   (Commission File No.)      (IRS Employer
                                                    Identification  No.)


                        100 Jersey Avenue, Bldg. B, #310
                            New Brunswick, N.J. 08901
                    (Address of principal executive offices)


Registrant's telephone number, including area code:              (732) 247-3300


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ITEM 5.  OTHER EVENTS.

     On March 2, 2000, Xechem International, Inc. (the "Company") filed a complaint in the United States District Court for the District of New Jersey against the University of Texas M.D. Anderson Cancer Center and the Board of Regents of the University of Texas, as defendants. This complaint is for declaratory judgment against the defendants in connection with a certain Patent and Technology License Agreement dated August 18, 1997 (the "License Agreement"), which was the outgrowth of a Sponsored Laboratory Study Agreement dated December 12, 1995. The License Agreement granted to Xechem certain exclusive worldwide rights to use, license and sublicense patented technology related to a new formulation for the delivery of paclitaxel. The M.D. Anderson Cancer Center sent a letter to Xechem's counsel seeking to terminate the License Agreement. This letter also contained a counterproposal to Xechem, which Xechem rejected, and Xechem also rejected the claim that the License Agreement should be terminated. The defendants delivered a termination letter to Xechem purporting to terminate the License Agreement on the basis of the claim that Xechem was "insolvent." This alleged insolvency was based upon 1998 financial records. Xechem states in its complaint that it is currently solvent and denies the claim that it was insolvent in 1998. Xechem has made all required payments to the M.D. Anderson Cancer Center pursuant to the License Agreement and the M.D. Anderson Cancer Center has cashed all such checks.




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                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   XECHEM INTERNATIONAL, INC.



                                   By:             /s/ Dr. Ramesh C. Pandey
                                            -------------------------------
                                            Dr. Ramesh C. Pandey, President and
                                            Chief




Dated: March 13, 2000





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